Exhibit 1.1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2022 and

December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2022, and December 31, 2021, and for the three-month periods ended March 31, 2022, and 2021

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2022, and 2021

•	Unaudited interim condensed consolidated statements of financial position as of March 31, 2022, and December 31, 2021

•	Unaudited interim condensed consolidated statements of changes in equity for the three-month periods ended March 31, 2022 and 2021

•	Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2022 and 2021

•	Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022, and 2021

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Revenue from contracts with customers	4	207,920	115,901
Cost of sales:
Operating costs	5.1	(30,839)	(23,140)
Crude oil stock fluctuation	5.2	2,655	(3,100)
Depreciation, depletion and amortization	12/13/14	(46,822)	(44,730)
Royalties		(29,177)	(14,886)

Gross profit		103,737	30,045

Selling expenses	6	(12,566)	(7,412)
General and administrative expenses	7	(12,463)	(8,851)
Exploration expenses	8	(205)	(159)
Other operating income	9.1	2,765	649
Other operating expenses	9.2	(1,260)	(1,049)

Operating profit		80,008	13,223

Interest income	10.1	16	4
Interest expense	10.2	(8,232)	(16,758)
Other financial results	10.3	(28,949)	12,147

Financial results, net		(37,165)	(4,607)

Profit before income tax		42,843	8,616

Current income tax (expense)	15	(26,559)	(1,748)
Deferred income tax (expense)	15	(750)	(2,010)

Income tax (expense)		(27,309)	(3,758)

Profit for the period, net		15,534	4,858

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- (Loss) from actuarial remediation related to defined benefit plans	25	(129)	(97)
- Deferred income tax benefit	15	45	24

Other comprehensive income that shall not be reclassified to profit or (loss) in subsequent periods		(84)	(73)

Other comprehensive income for the period, net of taxes		(84)	(73)

Total comprehensive profit for the period		15,450	4,785

Earnings per share
Basic (in US dollars per share)	11	0.175	0.055
Diluted (in US dollars per share)	11	0.163	0.053

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of March 31, 2022 and December 31, 2021

(Amounts expressed in thousands of US Dollars)

	Notes	As of March 31, 2022	As of December 31, 2021
Assets
Noncurrent assets
Property, plant and equipment	12	1,326,731	1,223,982
Goodwill	13	28,416	28,416
Other intangible assets	13	4,049	3,878
Right-of-use assets	14	27,847	26,454
Investments in associates		3,747	2,977
Trade and other receivables	16	19,025	20,210
Deferred income tax assets		4,029	2,771

Total noncurrent assets		1,413,844	1,308,688

Current assets
Inventories	18	18,262	13,961
Trade and other receivables	16	48,947	46,096
Cash, bank balances and other short-term investments	19	207,889	315,013

Total current assets		275,098	375,070

Total assets		1,688,942	1,683,758

Equity and liabilities
Equity
Capital stock	20	586,706	586,706
Share-based payments		31,374	31,601
Other accumulated comprehensive losses		(6,060)	(5,976)
Accumulated losses		(31,538)	(47,072)

Total equity		580,482	565,259

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		177,382	175,420
Lease liabilities	14	18,569	19,408
Provisions	21	27,879	29,657
Borrowings	17.1	430,744	447,751
Warrants	17.4	25,321	2,544
Employee benefits	25	7,998	7,822
Trade and other payables	24	22,857	50,159

Total noncurrent liabilities		710,750	732,761

Current liabilities
Provisions	21	2,895	2,880
Lease liabilities	14	9,762	7,666
Borrowings	17.1	145,487	163,222
Salaries and payroll taxes	22	8,842	17,491
Income tax liability		68,156	44,625
Other taxes and royalties	23	14,985	11,372
Trade and other payables	24	147,583	138,482

Total current liabilities		397,710	385,738

Total liabilities		1,108,460	1,118,499

Total equity and liabilities		1,688,942	1,683,758

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2022

(Amounts expressed in thousands of US Dollars)

	Capital stock	Share-based payments	Other accumulated comprehensive losses	Accumulated losses	Total equity
Amounts as of December 31, 2021	586,706	31,601	(5,976)	(47,072)	565,259

Profit for the period	—	—	—	15,534	15,534
Other comprehensive income for the period	—	—	(84)	—	(84)

Total comprehensive income	—	—	(84)	15,534	15,450

Share-based payments (1)	—	(227)	—	—	(227)

Amounts as of March 31, 2022	586,706	31,374	(6,060)	(31,538)	580,482

(1)	Including 2,341 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2021

(Amounts expressed in thousands of US Dollars)

	Capital stock	Share-based payments	Other accumulated comprehensive losses	Accumulated losses	Total equity
Amounts as of December 31, 2020	659,400	23,046	(3,511)	(170,417)	508,518

Profit for the period	—	—	—	4,858	4,858
Other comprehensive income for the period	—	—	(73)	—	(73)

Total comprehensive income	—	—	(73)	4,858	4,785

Share-based payments (1)	—	2,167	—	—	2,167

Amounts as of March 31, 2021	659,400	25,213	(3,584)	(165,559)	515,470

(1)	Including 3,014 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Cash flows from operating activities
Profit for the period, net		15,534	4,858

Adjustments to reconcile net cash flows
Items related to operating activities:
(Reversal) of the expected credit loss	6	(36)	—
Net changes in foreign exchange rate	10.3	(6,696)	(7,404)
Discount for well plugging and abandonment	10.3	652	561
Net increase in provisions	9.2	988	662
Interest expense on lease liabilities	10.3	547	300
Discount of assets and liabilities at present value	10.3	681	(3,105)
Share-based payments	7	2,341	3,014
Employee benefits	25	104	43
Income tax expense	15	27,309	3,758

Items related to investing activities:
Depreciation and depletion	12/14	46,066	43,944
Amortization of intangible assets	13	756	786
Interest income	10.1	(16)	(4)
Changes in the fair value of financial assets	10.3	581	(7,074)

Items related to financing activities:
Interest expense	10.2	8,232	16,758
Changes in the fair value of warrants	10.3	22,777	69
Amortized cost	10.3	533	2,218
Remeasurements in borrowings	10.3	8,679	640

Changes in working capital:
Trade and other receivables		(4,818)	(30,343)
Inventories		(2,655)	3,105
Trade and other payables		2,551	7,736
Payments of employee benefits	25	(57)	(212)
Salaries and payroll taxes		(11,031)	(5,722)
Other taxes and royalties		3,731	3,273
Provisions		(741)	(114)
Income tax payment		(3,147)	(1,146)

Net cash flows provided by operating activities		112,865	36,601

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment		(78,190)	(79,856)
Payments for acquisitions of other intangible assets	13	(927)	(111)
Payments for acquisitions of investments in associates		(770)	—
Payments for the acquisition of AFBN assets	1.2.1	(90,000)	—
Interest received		16	4

Net cash flows (used in) investing activities		(169,871)	(79,963)

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Cash flows from financing activities:
Proceeds from borrowings	17.2	32,670	121,444
Payment of borrowings’ cost	17.2	(54)	(1,964)
Payment of borrowings’ principal	17.2	(62,552)	(98,937)
Payment of borrowings’ interest	17.2	(15,213)	(19,558)
Payment of lease	14	(2,676)	(1,852)

Net cash flow (used in) financing activities		(47,825)	(867)

Net (decrease) in cash and cash equivalents		(104,831)	(44,229)
Cash and cash equivalents at beginning of period	19	311,217	201,314
Effect of exposure to changes in the foreign currency rate of cash and cash equivalents		(2,014)	6,152
Net (decrease) in cash and cash equivalents		(104,831)	(44,229)

Cash and cash equivalents at end of period	19	204,372	163,237

Significant transactions that generated no cash flows
Acquisition of property, plant and equipment through increase in trade and other payables		83,350	79,655
Changes in well plugging and abandonment with an impact in property, plant and equipment		(2,743)	(1,696)

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information, structure and activities

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), formerly known as Vista Oil & Gas, S.A.B. de C.V., was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

On April 26, 2022, Vista Oil & Gas, S.A.B. de C.V. changed the Company’s corporate name to “Vista Energy, S.A.B. de CV”.

Its main office is located in the City of Mexico, Mexico, at Pedregal 24, floor 4, Colonia Molino del Rey, Alcaldía Miguel Hidalgo, zip code 11040.

Through its subsidiaries, the Company engages in oil and gas exploration and production (upstream segment).

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on April 27, 2022.

Other than mentioned in Note 1.2 there were no changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2021.

1.2 Significant transactions for the period

1.2.1 Acquisition of 50% of operated working interest in the unconventional concessions of Aguada Federal and Bandurria Norte in Vaca Muerta (“acquisition of AFBN assets”)

On January 17, 2022, the Company, through its subsidiary Vista Energy Argentina S.A.U, formerly known as Vista Oil & Gas Argentina S.A.U (“Vista Argentina”), acquired a 50% operated working interest in the Aguada Federal and Bandurria Norte concessions (“the Assets”), from Wintershall.

Vista agreed to pay a purchase price of 140,000, of which 90,000 was paid on the date of the transaction, and the remaining 50,000 (46,923 at present value, see Note 24) will be payable in 8 (eight) equal quarterly instalments starting on April 2022 (See Note 29).

As result of this transaction, Vista recognized an addition of 69,913 in “Property, plant and equipment” (see Note 12), and the transaction effectively cancels the carry consideration of 77,000 the Company had assumed on September 16, 2021.

The effective date of the transaction is January 1, 2022. However, the final closing shall take place upon the issuance of a decree by the Province of Neuquén approving the assignment of the Assets to Vista. As of the date of issuance of these unaudited consolidated interim financial statements the decree is pending approval.

Note 2. Basis of preparation and significant accounting policies

2.1 Bases of preparation and presentation

The unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021, and for the three-month periods ended March 31, 2022 and 2021 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”. The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of March 31, 2022, and the results of operations for the three-month period ended March 31, 2022. Therefore, these interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the Company’s annual consolidated financial statements as of December 31, 2021.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s consolidated financial statements as of December 31, 2021, except for the adoption of new standards and interpretations effective as of January 1, 2022; and the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

2.2 New accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Other than the transaction mentioned in Note 1.2.1 there were no changes in interest in Company subsidiaries during the three-month period ended March 31, 2022.

2.4 Summary of significant accounting policies

2.4.1 Going concern

The Board oversees the Group’s cash position regularly and liquidity risk throughout the year to ensure that there are sufficient funds to meet expected financing, operating and investing requirements. Sensitivity tests are conducted to disclose the latest expense expectations, oil and gas prices and other factors so that the Group may manage risk.

Considering the macroeconomic context, the result of operations and the Group’s cash position, as of March 31, 2022, and December 31, 2021, the Directors asserted, upon approving the financial statements, that the Group may reasonably be expected to fulfill its obligations in the foreseeable future. Therefore, these interim condensed consolidated financial statements were prepared on a going concern basis.

2.4.2 Impairment testing of goodwill and nonfinancial assets other than goodwill

Nonfinancial assets, including identifiable intangible assets, are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other groups of assets or Cash Generated Units (“CGUs”). To such end, oil and gas properties in Argentina were grouped into 4 (four) CGUs: (i) operated concessions of conventional oil and gas exploration and production; (ii) operated concessions of unconventional oil and gas exploration and production; (iii) non-operating concessions of conventional oil and gas exploration and production; and; (iv) non-operating concessions of unconventional oil and gas exploration and production. The Company also identified just one CGU in Mexico: (i) operated concessions of conventional oil and gas exploration and production.

The Company conducts its impairment test of nonfinancial assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

As of March 31, 2022 and December 31, 2021, the Company did not identify indications of impairment.

2.5 Regulatory framework

A-    Argentina

2.5.1 Gas market

2.5.1.1 Argentine promotion plan to stimulate natural gas production: 2020-2024 supply and demand system (“Gas IV Plan”)

On November 13, 2020, through Presidential Decree No. 892/2020, the Argentine Executive approved Gas IV Plan, whereby it declared that the promotion of natural gas production is both a matter of public interest and a priority.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Through Resolution No. 317/2020 of the SE, it invited natural gas producing companies to tender to be awarded 70 billion cubic meters (“bcm”)/day natural gas volume base per year, and an additional volume for each winter period.

On December 15, 2020, through Resolution No. 391/2020, the SE awarded volumes and prices, for which the Company entered into agreements with Compañía Administradora del Mercado Mayorista Eléctrico S.A. (“CAMMESA”), Integración Energética Argentina S.A. (“IEASA”) and other distribution licensees or sub distributors to supply natural gas for electric power generation and residential consumption, respectively.

The Company, through its subsidiary Vista Argentina, was awarded a base volume of 0.86 bcm/day, at an average price of 3.29 US/MMBTU p.a. for a four-year period as from January 1, 2021.

As of March 31, 2022, and December 31, 2021, the Company received a net amount of 269 and 3,660 and the receivables related to such plan stand at 1,808 and 1,729, respectively (see Note 16).

Moreover, the Company was also awarded 0.15 bcm/day for exports between January and April 2022 as the SE authorized 5 bcm/day of exports additional to the permits issued pursuant to SE Resolution No. 360/21.

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework for the three-month period ended March 31, 2022. (For more information, see Note 2.5 to the annual consolidated financial statements as of December 31, 2021).

B-    Mexico

There have been no significant changes in Mexico’s regulatory framework for the three-month period ended March 31, 2022. (For more information, see Note 2.5 to the annual consolidated financial statements as of December 31, 2021).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit / (loss) and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and liquefied petroleum gas (“LPG”) (including E&P commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

For the three-month periods ended March 31, 2022 and 2021, the Company generated 98% and 99% of its revenues related to assets located in Argentina, and 2% and 1% in Mexico, respectively.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

The following chart summarizes noncurrent assets per geographical area:

	As of March 31, 2022	As of December 31, 2021
Argentina	1,363,330	1,260,851
Mexico	50,514	47,837

Total noncurrent assets	1,413,844	1,308,688

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 4. Revenue from contracts with customers

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Goods sold	207,920	115,901

Total revenue from contracts with customers	207,920	115,901

Recognized at a point in time	207,920	115,901

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Revenues from crude oil sales	193,629	107,202
Revenues from natural gas sales	13,020	7,884
Revenues from LPG sales	1,271	815

Total revenue from contracts with customers	207,920	115,901

Distribution channels	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Refineries	116,528	54,499
Exports from crude oil	77,101	52,703
Natural gas for electric power generation	5,944	3,952
Exports from natural gas	2,590	—
Industries	2,501	1,976
Retail natural gas distribution companies	1,985	1,956
LPG sales	1,271	815

Total revenue from contracts with customers	207,920	115,901

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Fees and compensation for services	14,500	12,229
Salaries and payroll taxes	5,058	3,105
Consumption of materials and spare parts	4,239	3,163
Easements and fees	3,378	2,041
Employee benefits	1,396	1,008
Transport	1,203	625
Other	1,065	969

Total operating costs	30,839	23,140

5.2 Crude oil stock fluctuation

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Crude oil stock at beginning of period (Note 18)	5,222	6,127
Less: Crude oil stock at end of period (Note 18)	(7,877)	(3,027)

Total crude oil stock fluctuation	(2,655)	3,100

Note 6. Selling expenses

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Transport	5,509	3,677
Taxes, rates and contributions	3,584	1,720
Tax on bank account transactions	1,960	1,435
Fees and compensation for services	1,549	580
(Reversal) of the expected credit loss	(36)	—

Total selling expenses	12,566	7,412

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 7. General and administrative expenses

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Salaries and payroll taxes	4,550	2,396
Share-based payments	2,341	3,014
Employee benefits	2,162	1,456
Fees and compensation for services	2,074	1,375
Taxes, rates and contributions	550	119
Institutional promotion and advertising	319	270
Other	467	221

Total general and administrative expenses	12,463	8,851

Note 8. Exploration expenses

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Geological and geophysical expenses	205	159

Total exploration expenses	205	159

Note 9. Other operating income and expenses

9.1 Other operating income

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Other services charges (1)	2,765	626
Other	—	23

Total other operating income	2,765	649

(1)	Services not directly related to the Company’s main activity.

9.2 Other operating expenses

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Provision for environmental remediation	(697)	(316)
Provision for contingencies	(274)	(32)
Restructuring expenses (1)	(272)	(387)
(Allowance) provision for materials and spare parts	(17)	(314)

Total other operating expenses	(1,260)	(1,049)

(1)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group’s structure.

Note 10. Financial results

10.1 Interest income

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Financial interest	16	4

Total interest income	16	4

10.2 Interest expense

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Borrowings interest (Note 17.2)	(8,232)	(16,758)

Total interest expense	(8,232)	(16,758)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

10.3 Other financial results

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Amortized cost (Note 17.2)	(533)	(2,218)
Changes in the fair value of warrants (Note 17.4.1)	(22,777)	(69)
Net changes in foreign exchange rate	6,696	7,404
Discount of assets and liabilities at present value	(681)	3,105
Changes in the fair value of financial assets	(581)	7,074
Interest expense on lease liabilities (Note 14)	(547)	(300)
Discount for well plugging and abandonment	(652)	(561)
Remeasurements in borrowings (1) (Note 17.2)	(8,679)	(640)
Other	(1,195)	(1,648)

Total other financial results	(28,949)	12,147

(1)	Related to borrowings in purchasing value units (“UVA”, by Spanish acronym) adjusted by the benchmark stabilization coefficient (“CER” , by its Spanish acronym)

Note 11. Earnings per share

a)	Basic

Basic earnings per share is calculated by dividing the Company’s profit or loss by the weighted average number of ordinary shares outstanding during the period.

b)	Diluted

Diluted earnings per share is calculated by dividing the Company’s profit or loss by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Profit for the period, net	15,534	4,858
Weighted average number of ordinary shares	88,813,607	87,870,909

Basic earnings per share (in USD per share)	0.175	0.055

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Profit for the period, net	15,534	4,858
Weighted average number of ordinary shares	95,464,397	92,181,510

Diluted earnings per share (in USD per share)	0.163	0.053

As of March 31, 2022, the Company holds the following ordinary shares that, on the date of this unaudited interim condensed consolidated financial statements, are currently out of the money. Consequently, they are not included in the weighted average number of ordinary shares to calculate diluted earnings per share:

i.	21,666,667 Series A shares related to 65,000,000 Series A warrants;

ii.	9,893,333 Series A shares related to 29,680,000 warrants;

iii.	1,666,667 Series A shares related to 5,000,000 securities (Forward Purchase Agreement (“FPA”) and;

iv.	1,290,677 Series A shares to be used in the Long-Term Incentive Plan (“LTIP”).

There were no other transactions involving ordinary shares or dilutive potential ordinary shares between the reporting date and the date of authorization of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Property, plant and equipment

The changes in property, plant and equipment for the three-month period ended March 31, 2022 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties	Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2021	2,709	23,070	446,291	1,174,699		91,245	27,796	1,765,810
Additions	—	37	—	2,658		71,303	6,552	80,550
Transfers	—	58	—	50,857		(40,925)	(9,990)	—
Disposals	—	—	—	(2,743	) (1)	—	(12)	(2,755)
Incorporation for the acquisition of AFBN assets	—	—	69,913 (2)	—		—	—	69,913

Amounts as of March 31, 2022	2,709	23,165	516,204	1,225,471		121,623	24,346	1,913,518

Accumulated depreciation
Amounts as of December 31, 2021	(294)	(10,834)	(53,623)	(477,077)		—	—	(541,828)
Depreciation	(4)	(974)	(3,130)	(40,851)		—	—	(44,959)

Amounts as of March 31, 2022	(298)	(11,808)	(56,753)	(517,928)		—	—	(586,787)

Net value
Amounts as of March 31, 2022	2,411	11,357	459,451	707,543		121,623	24,346	1,326,731

Amounts as of December 31, 2021	2,415	12,236	392,668	697,622		91,245	27,796	1,223,982

(1)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.
(2)	See Note 1.2.1.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 13. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the three-month period ended March 31, 2022:

		Other intangible assets
	Goodwill	Software licenses
Cost
Amounts as of December 31, 2021	28,416	12,216
Additions	—	927

Amounts as of March 31, 2022	28,416	13,143

Accumulated amortization
Amounts as of December 31, 2021	—	(8,338)
Amortization	—	(756)

Amounts as of March 31, 2022	—	(9,094)

Net value
Amounts as of March 31, 2022	28,416	4,049

Amounts as of December 31, 2021	28,416	3,878

Note 14. Right-of-use assets and lease liabilities

The Company has lease contracts for various items of buildings, and plant and machinery, which were recognized under IFRS 16.

The Company recognizes right-of-use assets at the commencement date of the lease (i.e., on the date when the underlying asset is available for use). Right-of-use assets are measured at cost, net of the accumulated depreciation and impairment losses, and are adjusted by the remeasurement of lease liabilities.

Unless the Company is reasonably certain that it will obtain the ownership of the leased asset at the end of the lease term, recognized right-of-use assets are depreciated under the straight-line method during the shortest of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of the lease payments to be made during the lease term. After the commencement date, of lease liabilities will be increased to reflect the accumulation of interest and will be reduced by the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is an amendment, a change in the lease term, a change in the fixed or in-substance fixed payments or a change in the assessment to buy the underlying asset.

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the three-month period ended March 31, 2022, are detailed below:

	Right-of-use assets			Total lease liabilities
	Buildings	Plant and machinery	Total
Amounts as of December 31, 2021	1,211	25,243	26,454	(27,074)
Re-estimations	—	2,959	2,959	(2,959)
Depreciation (1)	(121)	(1,445)	(1,566)	—
Payments	—	—	—	2,676
Interest expenses (2)	—	—	—	(974)

Amounts as of March 31, 2022	1,090	26,757	27,847	(28,331)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 459.
(2)	Including drilling agreements capitalized as “Works in progress” for 427.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Company applies the exemption to recognize short-term leases of machinery and equipment (i.e., leases for a term under 12 months as from the commencement date and do not contain a purchase option). The low-value asset exemption also applies to low-value office equipment items. The lease payments on short-term leases and leases of low-value assets are recognized as expenses under the straight-line method during the lease term.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 38 and 33, for the three-month period ended March 31, 2022 and 2021 respectively.

Note 15. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these interim condensed consolidated financial statements are as follows:

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Income tax
Current income tax	(26,559)	(1,748)
Deferred income tax related to the origination and reversal of temporary differences	(750)	(2,010)

Income tax (expense) disclosed in the statement of profit or loss	(27,309)	(3,758)

Deferred income tax charged to other comprehensive income	45	24

Total income tax (expense)	(27,264)	(3,734)

For the three-months periods ended March 31, 2022, the Company’s effective rate was 64%. The significant differences between the effective and statutory rate include (i) the application of the tax adjustment for inflation in Argentina and; (ii) the depreciation of the Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets (for more information see Note 33.1 to the annual consolidated financial statements as of December 31, 2021).

Note 16. Trade and other receivables

	As of March 31, 2022	As of December 31, 2021
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Prepayments and other receivables	14,520	15,236
Value added tax (“VAT”)	3,420	4,010
Turnover tax	828	765

	18,768	20,011
Financial assets:
Loans to employees	257	199

	257	199

Total noncurrent trade and other receivables	19,025	20,210

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of March 31, 2022	As of December 31, 2021
Current
Trade:
Oil and gas accounts receivable (net of allowance of expected credit loss)	27,959	25,224

	27,959	25,224

Other receivables:
Prepayments, tax credits and other:
VAT	6,646	9,131
Prepaid expenses	5,103	3,633
Income tax	1,496	860
Turnover tax	10	42

	13,255	13,666
Financial assets:
Receivables from joint operations	3,305	2,286
Accounts receivable from third parties	1,906	2,025
Gas IV Plan (Note 2.5.1.1)	1,808	1,729
Advances to directors and loans to employees	356	491
LPG price stability program	152	293
Other	206	382

	7,733	7,206

Other receivables	20,988	20,872

Total current trade and other receivables	48,947	46,096

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

In general, accounts receivable has a 15-day term for sales of oil and a 50-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses of 100% against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of March 31, 2022 and December 31, 2021 an allowance for expected credit losses was recorder for 370 and 406 respectively.

As of the date of these interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 17. Financial assets and liabilities

17.1 Borrowings

	As of March 31, 2022	As of December 31, 2021
Noncurrent
Borrowings	430,744	447,751

Total noncurrent	430,744	447,751
Current
Borrowings	145,487	163,222

Total current	145,487	163,222

Total Borrowings	576,231	610,973

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of March 31, 2022	As of December 31, 2021
Fixed interest
Less than 1 year	100,003	109,016
From 1 to 2 years	182,892	112,860
From 2 to 5 years	154,948	214,491
Over 5 years	70,438	75,468

Total	508,281	511,835

Variable interest
Less than 1 year	45,484	54,206
From 1 to 2 years	22,466	44,932

Total	67,950	99,138

Total Borrowings	576,231	610,973

See Note 17.4 for information on the fair value of the borrowings.

The carrying amount of borrowings as of March 31, 2022, is as follows:

Subsidiary	Company	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	Carrying amount
Vista Argentina	Banco Galicia, Banco Itaú Unibanco, Banco Santander Rio and Citibank NA	July, 2018	USD	150,000	Variable	LIBOR + 4.5%	July, 2023	136,192
				150,000	Fixed	8%
Vista Argentina	Banco BBVA	July, 2019	USD	15,000	Fixed	9.40%	July, 2022	3,384
Vista Argentina	Santander International	January, 2021	USD	11,700	Fixed	1.80%	January, 2026	14	(1)
Vista Argentina	Santander International	July, 2021	USD	43,500	Fixed	2.05%	July, 2026	76	(1)
Vista Argentina	Santander International	January, 2022	USD	13,500	Fixed	2.45%	January, 2027	32	(1)
Vista Argentina	ConocoPhillips Petroleum Holding B.V.	January, 2022	USD	25,000	Fixed	2.00%	September, 2026	25,107

(1)	The carrying amount related to interest and the principal is collateralized.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Moreover, Vista Argentina issued nonconvertible debt securities, under the name “Programa de Notas” approved by the National Securities Commission in Argentina (“CNV” by its Spanish acronym). The following chart shows the carrying amount of negotiable obligations (“ON” by its Spanish acronym):

Subsidiary	Instrument	Execution date	Currency		Principal	Interest	Annual rate	Maturity date	Carrying amount
Vista Argentina	ON II	August, 2019	USD		50,000	Fixed	8.5%	August, 2022	50,533
Vista Argentina	ON III	February, 2020	USD		50,000	Fixed	3.5%	February, 2024	49,902
Vista Argentina	ON V	August, 2020	USD		20,000	Fixed	0%	August, 2023	19,889
		December, 2020	USD		10,000	Fixed	0%	August, 2023	9,942
Vista Argentina	ON VI	December, 2020	USD		10,000	Fixed	3.24%	December, 2024	9,947
Vista Argentina	ON VII	March, 2021	USD		42,371	Fixed	4.25%	March, 2024	42,027
Vista Argentina	ON VIII	March, 2021	ARS	(1)	3,054,537	Fixed	2.73%	September, 2024	42,288
Vista Argentina	ON IX	June, 2021	USD		38,787	Fixed	4.00%	June, 2023	38,600
Vista Argentina	ON X	June, 2021	ARS	(1)	3,104,063	Fixed	4.00%	March, 2025	38,153
Vista Argentina	ON XI	August, 2021	USD		9,230	Fixed	3.48%	August, 2025	9,199
Vista Argentina	ON XII	August, 2021	USD		100,769	Fixed	5.85%	August, 2031	100,946

(1)	Amount in UVA, adjusted by CER (see Note 10.3).

Under the aforementioned program, Vista Argentina may list and issue debt securities in Argentina for a total principal up to 800,000 or its equivalent in other currencies at any time.

17.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of March 31, 2022	As of December 31, 2021
Amounts at beginning of period / year	610,973	539,786
Proceeds from borrowings	32,670	361,203
Borrowing interests (1) (Note 10.2)	8,232	50,660
Payment of borrowings’ cost	(54)	(3,326)
Payment of borrowings’ interest	(15,213)	(54,636)
Payment of borrowings’ principal	(62,552)	(284,695)
Amortized cost (1) (Note 10.3)	533	4,164
Remeasurement in borrowings (1) (Note 10.3)	8,679	19,163
Changes in foreign exchange rate (1)	(7,037)	(21,346)

Amounts at end of period / year	576,231	610,973

(1)	These transactions did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of March 31, 2022	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets / liabilities
Assets
Asset’s plan (Note 25)	1,491	5,853	7,344
Trade and other receivables (Note 16)	257	—	257

Total noncurrent financial assets	1,748	5,853	7,601

Cash, bank balances and other short-term investments (Note 19)	132,114	75,775	207,889
Trade and other receivables (Note 16)	35,692	—	35,692

Total current financial assets	167,806	75,775	243,581

Liabilities
Borrowings (Note 17.1)	430,744	—	430,744
Trade and other payables (Note 24)	22,857	—	22,857
Warrants (Note 17.4)	—	25,321	25,321
Lease liabilities (Note 14)	18,569	—	18,569

Total noncurrent financial liabilities	472,170	25,321	497,491

Borrowings (Note 17.1)	145,487	—	145,487
Trade and other payables (Note 24)	147,583	—	147,583
Lease liabilities (Note 14)	9,762	—	9,762

Total current financial liabilities	302,832	—	302,832

As of December 31, 2021	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets / liabilities
Assets
Asset’s plan (Note 25)	7,594	—	7,594
Trade and other receivables (Note 16)	199	—	199

Total noncurrent financial assets	7,793	—	7,793

Cash, bank balances and other short-term investments (Note 19)	185,546	129,467	315,013
Trade and other receivables (Note 16)	32,430	—	32,430

Total current financial assets	217,976	129,467	347,443

Liabilities
Borrowings (Note 17.1)	447,751	—	447,751
Trade and other payables (Note 24)	50,159	—	50,159
Warrants (Note 17.4)	—	2,544	2,544
Lease liabilities (Note 14)	19,408	—	19,408

Total noncurrent financial liabilities	517,318	2,544	519,862

Borrowings (Note 17.1)	163,222	—	163,222
Trade and other payables (Note 24)	138,482	—	138,482
Lease liabilities (Note 14)	7,666	—	7,666

Total current financial liabilities	309,370	—	309,370

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are income, expenses, profit, or loss from each financial instrument:

For the three-month period ended March 31, 2022:

	Financial assets / liabilities at amortized cost	Financial assets / liabilities at FVTPL	Total
Interest income (Note 10.1)	16	—	16
Interest expense (Note 10.2)	(8,232)	—	(8,232)
Amortized cost (Note 10.3)	(533)	—	(533)
Changes in the fair value of warrants (Note 10.3)	—	(22,777)	(22,777)
Net changes in foreign exchange rate (Note 10.3)	6,696	—	6,696
Discount of assets and liabilities at present value (Note 10.3)	(681)	—	(681)
Changes in the fair value of financial assets (Note 10.3)	—	(581)	(581)
Interest expense on lease liabilities (Note 10.3)	(547)	—	(547)
Discount for well plugging and abandonment (Note 10.3)	(652)	—	(652)
Remeasurements in borrowings (Note 10.3)	(8,679)	—	(8,679)
Other (Note 10.3)	(1,195)	—	(1,195)

Total	(13,807)	(23,358)	(37,165)

For the three-month period ended March 31, 2021:

	Financial assets / liabilities at amortized cost	Financial assets / liabilities at FVTPL	Total
Interest income (Note 10.1)	4	—	4
Interest expense (Note 10.2)	(16,758)	—	(16,758)
Amortized cost (Note 10.3)	(2,218)	—	(2,218)
Changes in the fair value of warrants (Note 10.3)	—	(69)	(69)
Net changes in foreign exchange rate (Note 10.3)	7,404	—	7,404
Discount of assets and liabilities at present value (Note 10.3)	3,105	—	3,105
Changes in the fair value of financial assets (Note 10.3)	—	7,074	7,074
Interest expense on lease liabilities (Note 10.3)	(300)	—	(300)
Discount for well plugging and abandonment (Note 10.3)	(561)	—	(561)
Remeasurements in borrowings (Note 10.3)	(640)	—	(640)
Other (Note 10.3)	(1,648)	—	(1,648)

Total	(11,612)	7,005	(4,607)

17.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

17.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

•	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart shows the Company’s financial assets and liabilities measured at fair value as of March 31, 2022 and December 31, 2021:

As of March 31, 2022	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Short term investments	75,775	—	—	75,775
Asset’s plan	5,853	—	—	5,853

Total assets	81,628	—	—	81,628

As of March 31, 2022	Level 1	Level 2	Level 3	Total
Liabilities
Financial liabilities at fair value through profit or loss
Warrants	—	—	25,321	25,321

Total liabilities	—	—	25,321	25,321

As of December 31, 2021	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Short term investments	129,467	—	—	129,467

Total assets	129,467	—	—	129,467

As of December 31, 2021	Level 1	Level 2	Level 3	Total
Liabilities
Financial liabilities at fair value through profit or loss
Warrants	—	—	2,544	2,544

Total liabilities	—	—	2,544	2,544

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1 and Level 2 from December 31, 2021, through March 31, 2022.

The fair value of warrants is determined using the Black & Scholes model considering the expected volatility of the Company’s ordinary shares upon estimating the future volatility of Company share price. The risk-free interest rate for the expected useful life of warrants is based on the available return of benchmark government bonds with an equivalent remainder term upon the grant. The expected life is based on the contractual terms.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following assumptions were used in estimating the fair value of warrants as of March 31, 2022:

	As of March 31, 2022	As of December 31, 2021
Annualized volatility	40.13%	39.94%
Risk free domestic interest rate	8.25%	7.15%
Risk free foreign interest rate	2.29%	0.55%
Remainder useful life in years	1.03 years	1.29 years

It is a recurring Level 3 fair value measurement. The key Level 3 inputs used by Management to assess fair value are market price and expected volatility. As of March 31, 2022: (i) should market price increase by 0.10 it would increase the obligation by about 1,070; (ii) should market price decrease by 0.10 it would drop the obligation by about 1,051; (iii) should volatility increase by 50 basis points, it would rise the obligation by about 330 and; (iv) should volatility slip by 50 basis points, it would reduce the obligation by about 337.

Reconciliation of level 3 measurements at fair value:

	As of March 31, 2022	As of December 31, 2021
Warrants liability amount at beginning of period:	2,544	362
Loss from changes in the fair value of warrants (Note 10.3)	22,777	2,182

Amount at end of period	25,321	2,544

17.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

	Carrying amount	Fair value	Level
Liabilities
Borrowings	576,231	526,429	2

Total liabilities as of March 31, 2022	576,231	526,429

17.5 Risk management objectives and policies concerning financial instruments

17.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during period-end or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities. The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2021, except for the following:

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of March 31, 2022, the Company performed foreign exchange currency hedge transactions, and the impact in the results of the period is recognized in “Other financial results”.

Most Company sales are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the period between January 1, 2022, and March 31, 2022, ARS depreciated by about 8%.

The following chart shows the sensitivity to a reasonable change in the exchange rates of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

As of March 31, 2022
Changes in interest rates in Argentine pesos	+/- 43%
Effect on profit or loss	(85,794) / 85,794
Effect on equity	(85,794) / 85,794

Interest rate risk

For the three-month period ended March 31, 2022 the average interest rate was 42%.

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to the potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of March 31, 2022 and December 31, 2021, about 12% and 16% of indebtedness was subject to variable interest rates. For the three-month period ended March 31, 2022 and for the year ended December 31, 2021, the variable interest rate of loans denominated in USD stood at 4.67% and 4.81%, respectively, and it amounted to 36.32% and 35.55%, respectively, for loans denominated in ARS.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

In the case of fixed rates and in view of current market conditions, the Company considers that the risk of a major decrease in interest rates is low; therefore, it does not expect substantial fixed rate debt risk.

For the three-month period ended March 31, 2022 and for the year ended December 31, 2021, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 18. Inventories

	As of March 31, 2022	As of December 31, 2021
Materials and spare parts	10,385	8,739
Crude oil stock (Note 5.2)	7,877	5,222

Total	18,262	13,961

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 19. Cash, bank balances and other short-term investments

	As of March 31, 2022	As of December 31, 2021
Money market funds	105,344	106,915
Mutual funds	72,678	126,204
Cash in banks	26,350	78,098
Government bonds	3,517	3,796

Total	207,889	315,013

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 (three) months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of March 31, 2022	As of December 31, 2021
Cash, bank balances and other short-term investments	207,889	315,013
Less
Government bonds	(3,517)	(3,796)

Cash and cash equivalents	204,372	311,217

Note 20. Capital stock

During the three-month period ended March 31, 2022, 548,352 Series A shares were issued as part of the LTIP granted to Company employees (for more information see Note 34 to the annual consolidated financial statements as of December 31, 2021).

As of March 31, 2022, and December 31,2021, the Company’s variable capital stock amounts to 89,178,229 and 88,629,877 fully subscribed and paid Series A shares with no face value, respectively, each entitled to one vote. As of March 31, 2022, and December 31,2021, the Company’s authorized capital includes 39,614,010 and 40,162,362 Series A ordinary shares held in Treasury that may be used with warrants, forward purchase agreements and LTIP.

The variable portion of capital stock is an unlimited amount according to the Company’s bylaws and laws applicable, whereas the fixed amount is divided into 2 Class C shares.

Note 21. Provisions

	As of March 31, 2022	As of December 31, 2021
Noncurrent
Well plugging and abandonment	26,761	28,920
Environmental remediation	1,118	737

Total noncurrent	27,879	29,657

	As of March 31, 2022	As of December 31, 2021
Current
Well plugging and abandonment	1,950	1,876
Environmental remediation	779	862
Contingencies	166	142

Total current	2,895	2,880

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 22. Salaries and payroll taxes

	As of March 31, 2022	As of December 31, 2021
Current
Salaries and social security contributions	4,800	5,389
Provision for gratifications and bonus	4,042	12,102

Total current	8,842	17,491

Note 23. Other taxes and royalties

	As of March 31, 2022	As of December 31, 2021
Current
Royalties	10,693	9,547
Tax withholdings	3,226	873
Turnover tax	144	—
VAT	—	33
Other	922	919

Total current	14,985	11,372

Note 24. Trade and other payables

	As of March 31, 2022	As of December 31, 2021
Noncurrent
Accounts payable:
Payables to partners for joint operations (1)	22,857	50,159

Total noncurrent accounts payable	22,857	50,159

Total noncurrent	22,857	50,159

Current
Accounts payable:
Suppliers	121,247	119,255

Total current accounts payables	121,247	119,255

Other accounts payables:
Payables to partners for joint operations (1)	26,105	19,007
Extraordinary fee for Gas IV Plan (Note 2.5.1.1)	231	220

Total other current accounts payables	26,336	19,227

Total current	147,583	138,482

(1)	As of March 31, 2022 , including 22,857 and 24,066 in noncurrent and current accounts, respectively, related to the agreement mentioned in Note 1.2.1, recognized at present value (see Note 29).

As of December 31, 2021, including 50,159 and 18,913 in noncurrent and current accounts, respectively, related to the carry agreement, recognized at present value (see Note 1.5 to the annual consolidated financial statements as of December 31, 2021).

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through March 31, 2022	Period from January 1, through March 31, 2021
Cost of services	(10)	(5)
Cost of interest	(94)	(38)

Total	(104)	(43)

	As of March 31, 2022
	Present value of the obligation	Asset’s plan	Net liabilities
Amounts at beginning of period	(15,416)	7,594	(7,822)
Items classified as loss or profit
Cost of services	(10)	—	(10)
Cost of interest	(185)	91	(94)
Items classified in other comprehensive income
Actuarial remediation (losses)	—	(129)	(129)
Benefit payments	269	(269)	—
Payment of contributions	—	57	57

Amounts at end of period	(15,342)	7,344	(7,998)

The fair value of asset’s plan as of every period end per category, is as follows:

	As of March 31, 2022	As of December 31, 2021
US government bonds	5,853	—
Cash and cash equivalents	1,491	7,594

Total	7,344	7,594

For more information, see Note 23 to the Company’s annual consolidated financial statements as of December 31, 2021.

Note 26. Related parties transactions and balances

As of March 31, 2022, and December 31, 2021, the Company carries no balances with related parties and relevant transactions other than those included in Note 27 to the annual consolidated financial statements as of December 31, 2021.

Note 2.3 to the Company’s annual consolidated financial statements as of December 31, 2021 and Note 1.2 of these unaudited interim condensed consolidated financial statements provide information on the Group’s structure, including information on Company subsidiaries.

Note 27. Commitments and contingencies

There were no significant changes in commitments and contingencies for the three-months period ended March 31, 2022. For a description on the Company’s contingency commitments and investment related to its oil and gas properties see Notes 29 and 30 to the annual consolidated financial statements as of December 31, 2021.

Note 28. Tax regulations

There have been no significant changes in Argentina’s and Mexico’s tax regulations during the three-months period ended March 31, 2022 (for more information, see Note 33 to the annual consolidated financial statements as of December 31, 2021).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three-month periods ended March 31, 2022 and 2021

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 29. Subsequent events

The Company assessed events subsequent to March 31, 2022, to determine the need of a potential recognition or disclosure in these interim condensed consolidated financial statements. The Company assessed such events through April 27, 2022, date in which these financial statements were made available for issue.

•	On April 1, 2022, Vista Argentina paid the first installments to Wintershall for an amount of 6,250 (See Note 1.2.1).

•	On April 4, 2022, Vista Argentina paid interest for a total amount of 164 corresponding to the loan agreements signed with Banco Santander International in July 2021 and January 2022.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.